As filed with the Securities and Exchange Commission on May 28, 2010

Registration No. 333-133988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNX GAS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3170639
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1000 CONSOL Energy Drive

Canonsburg, PA 15317-6506

(724) 485-4000

(Address of Principal Executive Offices)

CNX GAS CORPORATION EQUITY INCENTIVE PLAN

(Full Title of the Plan)

P. Jerome Richey

Executive Vice President Corporate Affairs, Chief Legal Officer and Secretary

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Name and Address of Agent for Service)

(724) 485-4000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by CNX Gas Corporation, a Delaware corporation (the “Registrant”), removes from registration all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered under the Registration Statement on Form S-8 (File Number 333-133988) filed by the Registrant on May 11, 2006 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 2,500,000 shares of Common Stock relating to the Registrant’s CNX Gas Corporation Equity Incentive Plan.

On May 28, 2010, CNX Gas Merger Corporation, a Delaware corporation (“Merger Sub”) and the owner of more than 90% of the outstanding shares of Common Stock, merged with and into the Registrant (the “Merger”) pursuant to the short form merger provisions of Section 253 of the General Corporation Law of the State of Delaware, with the Registrant as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of CONSOL Energy Inc., a Delaware corporation, the parent entity of Merger Sub.

As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statement. The Registrant is therefore filing this Post Effective Amendment to remove from registration all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on the 28th day of May, 2010.

CNX GAS CORPORATION

By:	/s/ P. Jerome Richey
Name:	P. Jerome Richey
Title:	Executive Vice President — Corporate Affairs, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 28th day of May, 2010.

Signature	Title

/S/ J. BRETT HARVEY J. Brett Harvey	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/S/ WILLIAM J. LYONS William J. Lyons	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)

/S/ * Philip W. Baxter	Director

/S/ * Raj K. Gupta	Director

/S/ * John R. Pipski	Director

*	Executed pursuant to a power of attorney granted in the Form S-8 registration statement filed on May 11, 2006.

By:	/S/ STEPHEN W. JOHNSON
Stephen W. Johnson
Attorney-in-Fact